Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Black Diamond Therapeutics, Inc. of our report dated August 22, 2019, except for the removal of the conclusion that there is substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 1, as to which the date is December 13, 2019, and except for the effects of the reverse stock split discussed in Note 15, as to which the date is January 21, 2020, relating to the financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 21, 2020